SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): 0ctober 22, 2003

VISUAL DATA CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	000-22849	65-0420146

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 Avenue, Pompano Beach, Florida 33069

(Address of executive offices and Zip Code)

Registrant’s telephone number, including area code: (954)917-6655

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On October 22, 2003 Visual Data Corporation executed an agreement and plan of merger agreement with privately held Onstream Media Corporation to acquire the remaining 72% of Onstream Media that Visual Data does not presently own. In December 2001, Visual Data acquired an initial 20% stake in and formed a strategic partnership with Onstream Media. In March 2003, Visual Data increased its ownership in Onstream Media to 28.6%. Messrs. Randy S. Selman and Alan Saperstein, officers and directors of Visual Data, are members of the board of directors of Onstream Media.

     Under the terms of the agreement, each common share of Onstream Media (other than shares owned by Visual Data) shall be converted into the right to receive .1481 restricted common shares of Visual Data common stock. It is estimated that at the time of the merger Visual Data will issue approximately 2 million shares of restricted common stock to acquire the remaining interest in Onstream Media.

     The closing of the merger is subject to various conditions, including approval by Visual Data and Onstream Media shareholders, as well as the completion by Visual Data of a financing for a minimum of $6.5 million. Jesup & Lamont Securities Corporation has issued a fairness opinion regarding this transaction to the board of directors of Visual Data.

     A copy of the Agreement and Plan of Merger is attached hereto as an exhibit. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

     In October 2003 Visual Data also executed a redemption agreement with Palladin Opportunity Fund, L.L.C. and Halifax Fund, L.P. (collectively as “Palladin”) with respect to a 6% convertible debenture due December 8, 2003 and a 6% convertible debenture due May 24, 2004 held by Palladin. Under the terms of the redemption agreement, Visual Data redeemed a portion of the 6% convertible debentures for approximately $610,000 in cash and Palladin converted the balance of the debentures into an aggregate of 300,000 shares of Visual Data’s common stock. These shares have previously been registered by Visual Data under Section 12(g) of the Securities Act of 1933.

     Finally, in October 2003 Visual Data also raised approximately $864,000 in a private placement exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of said act and Rule 506 of Regulation D. In this private placement Visual Data sold 411,500 shares of its common stock and four year common stock purchase warrants exercisable into an aggregate of 82,300 shares of common stock with an exercise price of $3.00 per share to a group of approximately 17 accredited investors. Visual Data paid Basic Investors, Inc., an NASD member firm, a commission of 9,750 shares of common stock for assisting it in the private placement. Visual Data granted the purchasers registration rights covering the shares, including the shares issuable upon exercise of the warrants. The proceeds from this private placement were used to facilitate the cash portion of the aforedescribed redemption agreement, with the balance to be used as general working capital.

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Item 7. Financial Statements and Exhibits

     (c)  Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 22, 2003 by and between Visual Data Corporation, OSM, Inc., a subsidiary of Visual Data Corporation, and Onstream Media Corporation.

99.1	News Release issued by Visual Data Corporation on October 22, 2003

99.2	News Release issued by Visual Data Corporation on October 23, 2003

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Data Corporation

Date: October 27, 2003	By: /s/ Randy S. Selman

Randy S. Selman, President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of October 22, 2003 by and between Visual Data Corporation, OSM, Inc., a subsidiary of Visual Data Corporation, and Onstream Media Corporation.

99.1	News Release issued by Visual Data Corporation on October 22, 2003

99.2	News Release issued by Visual Data Corporation on October 23, 2003

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